Exhibit 3.2

AMENDMENT NO. 1

TO

THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
SANCHEZ MIDSTREAM PARTNERS LP

This Amendment No. 1 (this “Amendment”) to Third Amended and Restated Agreement of Limited Partnership of Sanchez Midstream Partners LP, a Delaware limited partnership (the “Partnership”), dated as of August 2, 2019 (the “Partnership Agreement”), is entered into effective as of February 26, 2021 by Sanchez Midstream Partners GP LLC, a Delaware limited liability company (the “General Partner”), as the sole general partner of the Partnership, pursuant to Section 13.1 of the Partnership Agreement. Capitalized terms used but not defined herein have the meanings ascribed to them in the Partnership Agreement.

RECITALS

WHEREAS, (i) Section 2.2 of the Partnership Agreement provides that the General Partner may change the name of the Partnership at any time and from time to time and, (ii) Section 13.1(a) of the Partnership Agreement provides that the General Partner may unilaterally amend the Partnership Agreement to reflect a change in the name of the Partnership;

WHEREAS, the General Partner desires to change the name of the Partnership from “Sanchez Midstream Partners LP” to “Evolve Transition Infrastructure LP” and to amend the Partnership Agreement to reflect such change;

WHEREAS, SP Holdings, LLC, a Texas limited liability company, has taken appropriate action to approve changing the name of the General Partner from “Sanchez Midstream Partners GP LLC” to “Evolve Transition Infrastructure GP LLC”, and the General Partner desires to amend the Partnership Agreement to reflect such change.

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the General Partner does hereby amend the Partnership Agreement as follows:

1.Amendments. The Partnership Agreement is hereby amended as follows:

a.The Partnership Agreement is hereby amended to change all references to “Sanchez Midstream Partners LP” appearing therein to “Evolve Transition Infrastructure LP”.

b.The Partnership Agreement is hereby amended to change all references to “Sanchez Midstream Partners GP LLC” appearing therein to “Evolve Transition Infrastructure GP LLC”.

2.Agreement in Effect.  Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

3.Applicable Law.  This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

4.Severability.  Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

5.Electronic Signature.  This Amendment may be executed via facsimile or other electronic transmission (including portable document format (*pdf)), and any such executed facsimile or electronic copy shall be treated as an original.

IN WITNESS WHEREOF, this Amendment has been executed as of the effective date written above.

GENERAL PARTNER: SANCHEZ MIDSTREAM PARTNERS GP LLC

By:/s/ Charles C. Ward Name:Charles C. Ward Title:Chief Financial Officer and Secretary

Signature Page to Amendment No. 1 to
Third Amended and Restated Agreement of Limited Partnership of Sanchez Midstream Partners LP